Docusign Envelope ID: 7431F70A-5839-8025-8136-6C9504F9E70D

vestis
Uniforms and Workplace Supplies

June 12, 2026

Personal & Confidential

Adam K. Bowen
267 Glenwood Ave. SE
Atlanta, GA 30312

Dear Adam,

We are pleased to extend this offer of continued employment with Vestis in the position of Interim Chief Financial Officer of Vestis, effective June 12, 2026. While you remain in this position, you will be a member of our Executive Leadership Team and report directly to the Chief Executive Officer of Vestis Corporation.

A **Vestis Offer Summary** specifying certain details associated with this offer of continued employment is attached to this offer letter ("**Second Amended Vestis Offer Summary**").

An amended and restated **Agreement Relating to Employment and Post-Employment Competition** ("**Second Amended Employment Agreement**") is enclosed with this offer letter. This offer of continued employment in the position of Interim Chief Financial Officer of Vestis Corporation is contingent upon your execution of the Second Amended Employment Agreement.

You are required at all times to comply with Vestis' policies, including the Business Conduct Policy. During the course of your employment with Vestis, you will receive information and documents from Vestis containing confidential, proprietary trade information concerning Vestis' business and business relationships ("**Proprietary Information**"). By accepting the position of Interim Chief Financial Officer, you agree that at no time while employed by Vestis, or after your employment with Vestis has ended for any reason, will you use or disclose such confidential, proprietary information to any person, firm or entity not affiliated with Vestis.

At the end of your employment with Vestis, you are required to return to Vestis all such Proprietary Information, including, but not limited to, all manuals, client lists, and training and policy materials, as well as all Vestis property.

You will be considered a Covered Vestis Employee for purposes of the Political Contribution Policy. This means you must obtain pre-approval from Government Affairs Compliance before you, your spouse/domestic partner, and/or dependent children make political contributions. As part of the onboarding process, you will receive additional information and training regarding your obligations under the Political Contributions Policy.

By signing this offer letter and accepting Vestis' offer of continued employment, you are agreeing that (1) you have disclosed to Vestis the existence and nature of any obligations you owe to any prior employers, including any agreements that restrict your ability to complete with your prior

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Docusign Envelope ID: 7431F70A-5839-8025-8136-6C9504F9E70D

employers or to solicit their clients, customer, or employees, (2) your employment with Vestis will not violate any of your post-employment obligations to your prior employers, and (3) you will not use or disclose any of your prior employers' confidential or proprietary information or trade secrets in course of your employment with Vestis, unless such information is readily available to the public.

Your employment with Vestis is "at-will." This means you are free to terminate your employment at any time, for any reason, with or without notice, and Vestis possesses these same rights to terminate your employment. At-will employment also means that Vestis may change the terms of employment, such as a promotion, demotion, discipline, transfer, compensation, benefits, duties and location of work, at any time, with or without notice.

This offer letter, the Second Amended Vestis Offer Summary and the Second Amended Employment Agreement set forth the entire understanding of the parties with respect to all aspects of this offer of continued employment. If you accept this offer by signing this offer letter below and signing the Second Amended Employment Agreement, any and all previous agreements or understanding between or among parties regarding the subject matter hereof will be superseded, specifically including but not limited to (i) your offer letter dated February 7, 2025, the Vestis Offer Letter attached to your February 7, 2025 offer letter, and your Agreement Relating to Employment and Post-Employment Competition dated February 10, 2025, and (ii) your offer letter dated December 15, 2025, the Amended Vestis Offer Summary attached to your December 15, 2025 offer letter, and your Agreement Relating to Employment and Post-Employment Competition dated December 16, 2025.

You will continue to be considered for the permanent Chief Financial Officer position. If you are not selected for the permanent Chief Financial Officer position, your position with Vestis will revert to Vice President, Financial Planning & Analysis on the effective date of the appointment of the new Chief Financial Officer, in which position you will continue to be a member of our Executive Leadership Council and report directly to the Executive Vice President and Chief Financial Officer, and your employment will continue subject to the terms hereof, and the terms of the Second Amended Vestis Offer Summary and Second Amended Employment Agreement, which (with the exception of the designated Title, Level and Reporting structure) will remain in effect in accordance with their terms, unless replaced by a Subsequent Arrangement (as defined in the Second Amended Vestis Offer Summary).

Sincerely,

Rod L. Wedemeier
EVP & Chief Human Resources Officer
Vestis Corporation

Please sign and date on the following page to accept this offer of continued employment with Vestis on the terms specified in this offer letter.

Accepted: Adam Bowen
(Please Print Name)

Signed by:
Adam Bowen
5DBDCCCF00A6432...
(Please Sign Name)

6/12/2026
Date

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Docusign Envelope ID: 7431F70A-5839-8025-8136-6C9504F9E70D

Adam K. Bowen
Second Amended Vestis Offer Summary
June 12, 2026

Title:	Interim Chief Financial Officer
Level:	Executive Leadership Team (while Interim Chief Financial Officer)
Reports To:	Chief Executive Officer
Effective Date:	June 12, 2026
Location:	Vestis Teammate Support Center, Roswell, GA
Annual Base Salary:	$400,000
2026 FY Annual Bonus:	You will remain eligible to participate in Vestis' Annual Management Incentive Bonus (MIB) Plan for Vestis Corporation's 2026 fiscal year (fiscal 2026). The current guideline for your position is a target bonus of 35% of base salary. The terms of the MIB are set forth in the plan document which also describes how your bonus for any year is calculated and other terms and conditions relating to the bonus. Your 2026 annual MIB bonus opportunity will be determined on the basis of both the performance of Vestis and your individual performance measured against certain annual financial and non-financial goals. Generally, you must remain employed by Vestis until the MIB payment date for fiscal 2026 to remain eligible to receive any MIB payout. However, if your employment is terminated by Vestis other than for "Cause" (as defined in your Employment Agreement), or by you in a Qualifying Resignation, in any case (i) prior to the end of fiscal 2026, then you will be entitled to receive a pro-rata portion of the MIB payout to which you are otherwise determined to be entitled for fiscal 2026, with such pro-rata portion being determined by multiplying the amount you would have received had your employment continued through the end of fiscal 2026, based on your performance through the date of termination and the actual performance of Vestis for fiscal 2026, by a fraction, the numerator of which is the number of days you were employed by Vestis during fiscal 2026 and the denominator of which is the total number of days in fiscal 2026, or (ii) following the end of fiscal 2026, but prior to the MIB payment date for fiscal 2026, then you will be entitled to receive the full MIB payout to which you are otherwise determined to be entitled bonus for fiscal 2026. In either case, the payment to which you are entitled under this paragraph will be paid on the regular MIB payment date for fiscal 2026 (which will be no later than December 31, 2026).

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Docusign Envelope ID: 7431F70A-5839-8025-8136-6C9504F9E70D

A Qualifying Resignation means a termination of your employment with Vestis initiated by you (i) at least 30 days after another person is appointed and becomes effective as the permanent Chief Financial Officer of Vestis Corporation or (ii) after the date of filing of Vestis Corporation's Annual Report on Form 10-K with the SEC for its 2026 fiscal year.

2027 FY LTI Equity Award and Annual Bonus:

You will not be eligible to participate in the MIB or to receive a grant under Vestis' Annual Long-Term Incentive (LTI) Equity Awards program in respect of Vestis' 2027 fiscal year, except as may otherwise be agreed between you and Vestis in a subsequent written agreement between you and Vestis Corporation regarding continuation of your employment (a Subsequent Arrangement), and as otherwise approved by the Compensation & Human Resources Committee of the Vestis Board of Directors (the Committee).

Amendment to LTI Equity Awards:

Following the termination of your employment with Vestis (i) by Vestis without "Cause" (as defined in your Employment Agreement) prior to the date Vestis Corporation appoints a permanent Chief Financial Officer (either you or another person), or (ii) in a Qualifying Resignation, or (iii) as may otherwise be agreed between you and Vestis in a Subsequent Arrangement, all unvested time-vested restricted stock unit grants that you hold shall remain outstanding and shall become vested and non-forfeitable on the scheduled Vested Date(s) (as defined in the applicable award agreements) that would have applied had the employment termination not occurred. The foregoing shall be deemed to be an amendment to each outstanding award agreement for time-vested restricted stock unit grants between you and Vestis Corporation.

Prior Discretionary Cash Award:

The obligation to repay the one-time discretionary cash award of $100,000 that you received in December 2025 is waived; you are entitled to retain that cash award under all circumstances, except as may otherwise be provided under the terms of the Vestis Corporation Incentive Compensation Recoupment Policy.

Discretionary Cash Awards:

You will receive a one-time discretionary cash award in the amount of $100,000, less all applicable payroll tax withholdings, payable in June 2026.

You will be entitled to receive additional one-time discretionary cash awards as follows:

1. An award of $100,000, less all applicable payroll tax withholdings, will be payable to you in respect of each three-month period following June 1, 2026, if no permanent Chief Financial Officer of Vestis Corporation has been appointed and become effective during such period, and you have remained

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US1 156220949 2 employed by Vestis Corporation through the end of such period. For the avoidance of doubt, the first such three-month period would end on August 31, 2026. Each such payment would be made on the next regular payroll date following the end of the applicable three-month period. 2. An award of $100,000, less all applicable payroll tax withholdings, will be payable to you if you have not been appointed as the permanent Chief Financial Officer of Vestis Corporation and you remain employed through the earlier to occur of the 30th day following the effective date of the appointment of a permanent Chief Financial Officer of Vestis Corporation or the date of filing of Vestis Corporation’s Annual Report on Form 10-K with the SEC for its 2026 fiscal year. If you become entitled to such payment, it will be made on the next regular payroll date thereafter, but in any event not later than December 31, 2026. Each of these discretionary cash awards will be subject to the terms of the Vestis Corporation Incentive Compensation Recoupment Policy, but shall not otherwise be subject to forfeiture or repayment by you after receipt. Subject to Second Restated Employment Agreement: Your entitlement to all post-termination payments, benefits, and other rights described herein is subject to your continued compliance with Articles 1 through 4 of the Second Amended Employment Agreement, and Vestis reserves the right to terminate all such payments, benefits and rights if you violate any of the covenants set forth in Articles 1 through 4 of the Second Amended Employment Agreement. Benefits: You will continue to be eligible to participate in the standard Vestis Benefits Program available to all teammates, as well as the Executive Benefits/Perquisites Program currently available to other similarly situated executives, which are subject to change from time to time. Car Allowance: You will continue to be eligible to receive a taxable auto allowance of $800 per month which is subject to applicable tax withholding and is payable bi-weekly. Vacation: 4 weeks